Exhibit 3.(i)1

EIGHTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

PORTALPLAYER, INC.

A California corporation

Gary Johnson and Arnold Brown hereby certify that:

1. They are the duly elected and acting President and Assistant Secretary, respectively, of PortalPlayer, Inc., a California corporation (the “Corporation”).

2. The Corporation’s Articles of Incorporation are amended and restated to read as follows:

“ARTICLE I

The name of the corporation is PortalPlayer, Inc. (the “Corporation”).

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

(Reserved)

ARTICLE IV

A. Authorized Stock. The Corporation is authorized to issue two classes of stock to be designated respectively “Preferred Stock” and “Common Stock.” The total number of shares of capital stock which the Corporation is authorized to issue is 108,835,362. The total number of shares of all series of Preferred Stock that the Corporation shall have authority to issue is 48,835,362 and the total number of shares of Common Stock that the Corporation shall have authority to issue is 60,000,000.

B. Preferred Stock. Of the authorized shares of Preferred Stock, thirty-three thousand seven hundred ninety-seven (33,797) shall be designated “Series A Preferred Stock,” sixteen thousand five hundred eight (16,508) shall be designated “Series B Preferred Stock,” two thousand nine hundred twenty-four (2,924) shall be designated “Series B-I Preferred Stock,” twenty-one thousand one hundred eighty-three (21,183) shall be designated “Series C Preferred

Stock,” twenty-four thousand five hundred fifty-five (24,555) shall be designated “Series C-1 Preferred Stock,” twenty-eight million seven hundred forty-one thousand nine hundred ninety-eight (28,741,998) shall be designated “Series D Preferred Stock” and nineteen million nine hundred ninety-four thousand three hundred ninety-seven (19,994,397) shall be designated “Series E Preferred Stock.” Except as specifically set forth in Sections 2, 4 and 5 below, the Series B-1 Preferred Stock and Series C-1 Preferred Stock shall have the same rights, preferences and restrictions established for the Series B Preferred Stock and Series C Preferred Stock, respectively, under these Articles of Incorporation. The relative rights, preferences, restrictions and other matters relating to the Preferred Stock are as follows:

SECTION 1. Dividends

(a) The holders of outstanding Series E Preferred Stock shall be entitled to receive, in any fiscal year, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, non-cumulative dividends in cash at the rate of $0.1212 per share per annum for each share of Series E Preferred Stock (as adjusted for stock splits, combinations, dividends or the like) payable in preference and priority to any payment of any cash dividend on any other capital stock of the Corporation. The right to such cash dividends on the Series E Preferred Stock shall not be cumulative, and no right shall accrue to holders of Series E Preferred Stock by reason of the fact that dividends on such shares are not declared in any prior year. Dividends shall not be paid on any other capital stock of the Corporation in any fiscal year until the holders of each share of Series E Preferred Stock shall have received dividends totaling $0.1212 per share (each as adjusted for stock splits, combinations or the like) in such fiscal year.

(b) After paying in full the dividends due to the holders of Series E Preferred Stock set forth in Section 1(a) above, the holders of outstanding Series D Preferred Stock shall be entitled to receive, in any fiscal year, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, non-cumulative dividends in cash at the rate of $0.1212 per share per annum for each share of Series D Preferred Stock (as adjusted for stock splits, combinations or dividends or the like), payable in preference and priority to any payment of any cash dividend on any other capital stock of the Corporation. The right to such cash dividends on the Series D Preferred Stock shall not be cumulative, and no right shall accrue to holders of Series D Preferred Stock by reason of the fact that dividends on such shares are not declared in any prior year. Dividends shall not be paid on any other capital stock of the Corporation (other than the Series E Preferred Stock) in any fiscal year until the holders of each share of Series D Preferred Stock shall have received dividends totaling $0.1212 per share (each as adjusted for stock splits, combinations or the like) in such fiscal year.

(c) After paying in full the dividends due the holders of Series E Preferred Stock and Series D Preferred Stock set forth in Sections 1(a) and 1(b) above, the holders of outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (collectively, the “Non-Series D/E Preferred Stock”) shall be entitled to receive in any fiscal year, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, non-cumulative dividends in cash at the rate of $12.00 per share per annum for Series A Preferred Stock, $48.00 per share per annum for Series B Preferred Stock and $42.00 per share per annum for Series C Preferred Stock (each as adjusted for stock splits, combinations or dividends or the like), payable in preference and priority to any payment of any cash dividend on Common Stock. The right to such cash dividends on the Preferred Stock shall not be cumulative, and no right shall accrue to holders of Preferred Stock by reason of the fact that dividends on such shares are not declared in any prior year. Dividends shall not be paid on any shares of Common Stock in any fiscal year until the holders of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall have received dividends totaling $12.00, $48.00, $42.00, $0.1212 and $0.1212 per share (each as adjusted for stock splits, combinations or dividends or the like), respectively, in such fiscal year, and, without limiting the foregoing, no distribution shall be made in respect of the Common Stock unless the holders of the Preferred Stock shall receive a proportionate share of any such distribution as though the holders of the Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which such shares of Preferred Stock are then convertible.

(d) Subject to any approvals required pursuant to Section 7, each holder of Preferred Stock shall be deemed to have consented, for purposes of Sections 502 and 503 of the General Corporation Law of the State of California, to distributions made by the Corporation in connection with the repurchase at the original purchase price of Common Stock issued to or held by employees, directors or consultants upon termination of their employment or services pursuant to individual agreements providing for such repurchase approved by the Board of Directors.

SECTION 2. Preference on Liquidation

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series E Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made in respect of any other capital stock of the Corporation, an amount equal to $2.2725 per share of Series E Preferred Stock (as adjusted for stock splits, stock combinations or stock dividends or the like), plus all declared and unpaid dividends with respect to the Series E Preferred Stock on the date fixed for distribution. If upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series E Preferred Stock the full amounts to which they shall be entitled pursuant to this Section 2(a), the holders of the Series E Preferred Stock shall share on a pro-rata basis in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

(b) After the holders of Series E Preferred Stock have been paid in full the amounts to which they shall be entitled pursuant to Section 2(a) above, the holders of Series E Preferred Stock and Series D Preferred Stock then outstanding shall be entitled to be paid pari passu, out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Corporation’s Series A Preferred Stock, Series B Preferred Stock, Series B-I Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock or Common Stock, an amount equal to $0.7575 per share of Series E Preferred Stock (in addition to the amount per share received pursuant to Section 2(a) above by holders of Series E Preferred Stock) and $3.03 per share of Series D Preferred Stock (each as adjusted for stock splits, stock combinations or stock dividends or the like), plus all declared and unpaid dividends with respect to each such series on the date fixed for distribution. If upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series E Preferred Stock and Series D Preferred Stock the full amounts to which they shall be entitled pursuant to this Section 2(b), the holders of the Series E Preferred Stock and Series D Preferred Stock shall share on a pro-rata basis in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

(c) After the holders of Series E Preferred Stock and Series D Preferred Stock have been paid in full the amounts to which they shall be entitled pursuant to Sections 2(a) and 2(b) above, the holders of Series C Preferred Stock and Series C-1 Preferred Stock then outstanding shall be entitled to be paid pari passu, out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Corporation’s Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock or Common Stock, an amount equal to seven hundred ninety-six dollars and fifty cents ($796.50) per share of Series C Preferred Stock and seven hundred ninety-six dollars and fifty cents ($796.50) per share of Series C-1 Preferred Stock (each as adjusted for stock splits, stock combinations or stock dividends or the like), plus all declared and unpaid dividends with respect to each such series on the date fixed for distribution. If upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series C Preferred Stock and Series C-1 Preferred Stock the full amounts to which they shall be entitled pursuant to this Section 2(c), the holders of the Series C Preferred Stock and Series C-1 Preferred Stock shall share on a pro-rata basis in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

(d) After the holders of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock have been paid in full the amounts to which they shall be entitled pursuant to Sections 2(a), 2(b) and 2(c) above, the holders of Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock then outstanding shall be entitled to be paid pari passu, out of the remaining assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Corporation’s Common Stock, an amount equal to one hundred fifty dollars ($150.00) per share of Series A Preferred Stock, six hundred one dollars and fifty cents ($601.50) per share of Series B Preferred Stock and six hundred one dollars and fifty cents ($601.50) per share of Series B-1 Preferred Stock (each as adjusted for stock splits, stock combinations or stock dividends or the like), plus all declared and unpaid dividends with respect to each such series to the date fixed for distribution. If upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock the full amounts to which they shall be entitled pursuant to this Section 2(d), the holders of the Series A Preferred Stock,

Series B Preferred Stock and Series B-1 Preferred Stock shall share on a pro-rata basis in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

(e) After paying in full the preferential amounts due the holders of the Preferred Stock, as set forth in Sections 2(a), 2(b), 2(c) and 2(d) above, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of the Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock into Common Stock) until, with respect to the holders of the Series A Preferred Stock, such time as such holders shall have received an aggregate of three hundred seventy-five dollars ($375.00) per share of Series A Preferred Stock (including amounts paid pursuant to Section 2(d) above), with respect to the holders of the Series B Preferred Stock, such time as such holders shall have received an aggregate of nine hundred sixty-three dollars ($963.00) per share of Series B Preferred Stock (including amounts paid pursuant to Section 2(d) above), with respect to the holders of the Series B-1 Preferred Stock, such time as such holders shall have received an aggregate of nine hundred sixty-three dollars ($963.00) per share of Series B-1 Preferred Stock (including amounts paid pursuant to Section 2(d) above), with respect to the holders of the Series C Preferred Stock, such time as such holders shall have received an aggregate of one thousand sixty-two dollars ($1,062.00) per share of Series C Preferred Stock (including amounts paid pursuant to Section 2(c) above), with respect to the holders of the Series C-1 Preferred Stock, such time as such holders shall have received an aggregate of one thousand sixty-two dollars ($1,062.00) per share of Series C-1 Preferred Stock (including amounts paid pursuant to Section 2(c) above), with respect to the holders of Series D Preferred Stock, such time as the holders of Series D Preferred Stock shall have received an aggregate of two hundred sixty-eight dollars and fifty-three cents ($268.53) per share of Series D Preferred Stock (including amounts paid pursuant to Section 2(b) above) and, with respect to the holders of the Series E Preferred Stock, such time as the holders of Series E Preferred Stock shall have received an aggregate of two hundred sixty-eight dollars and fifty-three cents ($268.53) per share of Series E Preferred Stock (including amounts payable pursuant to Sections 2(a) and 2(b) above) (in each case as adjusted for stock splits, stock combinations or stock dividends or the like); thereafter, if surplus assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining surplus assets of the Corporation pro rata based on the number of shares of Common Stock held by such holders.

(f) The merger, consolidation, reorganization, recapitalization (or similar transaction or series of related transactions) of the Corporation that results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any entity or affiliate thereof as a result of which the voting securities of the Corporation outstanding immediately prior to such transaction represent less than a majority of the voting securities of the surviving or continuing entity (or its parent) immediately after such transaction, or the sale, transfer or other disposition (but not including a transfer or disposition by pledge or mortgage to a bona fide lender approved by the Board of Directors) of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 2 (any such transaction is referred to hereafter as a “Control Transaction”), and any consideration payable to shareholders in any such transaction shall be distributed among the shareholders as provided in this Article IV.B. Section 2.

(g) (i) If any of the assets of the Corporation are to be distributed other than in cash under this Section 2 or for any purpose, then the Board of Directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Preferred Stock; provided, that in the event the Board of Directors and the holders of at least 66 2/3% of the Series D Preferred Stock and Series E Preferred Stock, voting together as a single class, agree on the value of the noncash consideration, such value shall be used and an appraiser shall not be engaged. The Corporation shall, upon receipt of such appraiser’s valuation or upon the date the valuation is determined by the Board of Directors and holders of Preferred Stock, give prompt written notice to each holder of shares of Preferred Stock of the valuation.

(ii) Notwithstanding the above, any securities to be distributed to the shareholders shall be valued as follows:

(A) Securities that are publicly traded and immediately tradable by the shareholder free and clear of any investment letter, transfer or other restrictions on marketability:

(1) If traded on a securities exchange or the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange, or the last reported sale prices on the Nasdaq National Market as the case may be, over the thirty (30) day period ending three (3) business days prior to the closing or liquidation, as applicable; and

(2) If actively traded over-the-counter (other than on the Nasdaq National Market), the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) business days prior to the closing or liquidation, as applicable.

(B) The method of valuation of securities subject to investment letter, transfer or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined above in Section 2(g)(ii)(A)(1) or (2) to reflect such restriction. Such discount shall be determined in accordance with the procedures set forth in Section 2(g)(i).

(h) Upon a liquidation, dissolution or winding up of the Corporation, the obligation of any escrow, hold-back, earn-out, indemnification, or other similar arrangement shall be born by the shareholders of the Company as if the consideration received upon such liquidation, dissolution, or winding up of the Company were reduced by an amount equal to such obligation and then the balance distributed in accordance with the order of liquidation preferences set forth in Section 2(a)-(e).

SECTION 3. Voting.

(a) Except as otherwise required by these Articles of Incorporation or by law, the holders of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted on the record date for the vote or consent of shareholders and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holders of Preferred Stock shall vote together as a class except as otherwise provided herein or as required by applicable law and the holder of each share of Preferred Stock shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation and shall vote with holders of the Common Stock upon any matter submitted to a vote of shareholders, except those matters required by these Articles of Incorporation or by law to be submitted to a class or series vote. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number.

(b) For as long as at least 5,333,333 shares of Preferred Stock (on an as-converted-to-Common-Stock-basis and as adjusted for any consolidations, combinations, stock distributions, stock dividends or similar events) remain outstanding, five (5) members of the Board of Directors shall be subject to election and removal by the holders of Preferred Stock, voting as a separate class. One (1) member of the Board of Directors shall be subject to election and removal by the holders of Common Stock, voting as a separate class. The remaining members of the Board of Directors, if any, shall be subject to election and removal by the holders of the Preferred Stock and the Common Stock, voting together as a single class. Subject to Section 302, Section 303 and Section 304 of the California Corporations Code, any director who shall have been elected by a specified group of shareholders may be removed during the aforesaid term of office, either for or without cause, by and only by, the affirmative vote of the holders of a majority of shares of such specified group, given at a special meeting of such shareholders duly called or by an action by written consent for that purpose.

(c) In the event the Corporation shall propose to take any action of the type described in subsection (f) of Section 2, the Corporation shall, within twenty (20) days prior to the consummation of such action or twenty (20) days prior to any shareholders’ meeting called to approve such action, whichever is earlier, give each holder of shares of Preferred Stock written notice (which may be given by e-mail, with a copy to be delivered personally, by mail, overnight delivery service or facsimile) of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Preferred Stock upon consummation of the proposed action and the proposed date of delivery thereof. If any material change in the facts set forth in the notice shall occur, the Corporation shall promptly give written notice (which may be given by e-mail, with a copy to be delivered personally, by mail, overnight delivery service or facsimile) to each holder of shares of Preferred Stock of such material change.

(d) The Corporation shall not consummate any proposed action of the type described in subsection (f) of Section 2 before the expiration of twenty (20) days after the mailing (or sending by e-mail, with a copy to be delivered personally, by mail, overnight delivery service or facsimile) of the initial written notice or ten (10) days after the mailing (or sending by e-mail, with a copy to be delivered personally, by mail, overnight delivery service or facsimile) of any subsequent written notice, whichever is later; provided, however, that any such 20-day or 10-day period may be shortened upon the written consent of the holders of at least eighty percent (80%) of the outstanding shares of Preferred Stock (voting on an as converted to Common Stock basis).

SECTION 4. Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Each share of Preferred Stock shall be convertible, at the option of the holder thereof at any time after the date of issuance of such share and without further consideration at the office of the Corporation or any transfer agent for the Preferred Stock, into Common Stock as more fully described below. The number of shares of fully paid and nonassessable Common Stock into which each share of Preferred Stock may be converted shall be determined by dividing $150.00 for the Series A Preferred Stock, $601.50 for the Series B Preferred Stock and the Series B-1 Preferred Stock, $531.00 for the Series C Preferred Stock and the Series C-1 Preferred Stock, $1.515 for the Series D Preferred Stock and $1.515 for the Series E Preferred Stock by the applicable Conversion Price (as hereinafter defined) in effect at the time of conversion. The initial Series A Conversion Price shall be $75.00, the initial Series B Conversion Price shall be $300.75, the initial Series B-1 Conversion Price shall be $1.515, the initial Series C Conversion Price shall be $531.00 and the initial Series C-1 Conversion Price shall be $1.515, the initial Series D Conversion Price shall be $1.515 and the initial Series E Conversion Price shall be $1.515. Each such initial Conversion Price shall be subject to adjustment as provided in Section 5 below. The “Conversion Price” for each series of Preferred Stock shall be the Conversion Price set forth in this Section 4(a), as adjusted by Section 5 below.

(b) (i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock utilizing the then effective Conversion Price for such share immediately upon the earliest to occur of: (w) the date the consent of the holders of at least eighty percent (80%) of the outstanding Preferred Stock (voting on an as converted to Common Stock basis) to such conversion is obtained, and any amendment or modification of this Section 4(b)(i)(w) shall require the consent of the holders of at least eighty percent (80%) of the outstanding Preferred Stock (voting on an as converted to Common Stock basis); (x) the closing of the sale of the Corporation’s securities pursuant to a firm commitment underwritten public offering with a public offering price (prior to underwriter commissions and expenses) of not less than $4.545 per share (adjusted to reflect subsequent stock dividends, stock splits, recapitalizations and the like) and with aggregate gross proceeds to the Corporation of not less than thirty million dollars ($30,000,000) (the “IPO”); (y) the closing of a Control Transaction approved by the Board of Directors where the fair market value of the consideration (as determined pursuant to Section 2(g) of this Article IV) to be received in connection with each share of Preferred Stock is greater than $1,062.00 (as adjusted for stock splits, combinations or dividends or the like); or (z) the date on which fewer than 2,666,667 shares of Preferred Stock remain outstanding (on an as-converted-to-Common-Stock-basis and as adjusted for any consolidations, combinations, stock distributions, stock dividends or similar events).

(ii) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock utilizing the then effective Series A Conversion Price on the date the consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series A Preferred Stock to such conversion is obtained. Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock utilizing the then effective Series B Conversion Price on the date the consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series B Preferred Stock to such conversion is obtained. Each share of Series B-1 Preferred Stock shall automatically be converted into shares of Common Stock utilizing the then effective Series B-1 Conversion Price on the date the consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series B-1 Preferred Stock to such conversion is obtained. Each share of Series C Preferred Stock shall automatically be converted into shares of Common Stock utilizing the then effective Series C Conversion Price on the date the consent of the holders of at least sixty-six and two-thirds-percent (66 2/3%) of the outstanding Series C Preferred Stock to such conversion is obtained. Each share of Series C-1 Preferred Stock shall automatically be converted into shares of Common Stock utilizing the then effective Series C-1 Conversion Price on the date the consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series C-1 Preferred Stock to such conversion is obtained. Each share of Series A Preferred Stock, Series B Preferred Stock, Series B-I Preferred Stock, Series C Preferred Stock, and Series C-1 Preferred Stock shall automatically be converted into shares of Common Stock, utilizing the then applicable Conversion Price for each such series, on the date the consent to such conversion is obtained from the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, and Series C-1 Preferred Stock, voting together as a single class. Each share of Series D Preferred Stock and Series E Preferred Stock shall automatically be converted into shares of Common Stock utilizing the then effective Series D Conversion Price and Series E Conversion Price, respectively, on the date the consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series D Preferred Stock and Series E Preferred Stock (voting together as a single class) to such conversion is obtained.

(c) No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock, and any shares of Preferred Stock surrendered for conversion which would otherwise result in a fractional share of stock shall be redeemed for the then fair market value thereof as determined by the Corporation’s Board of Directors, payable as promptly as possible whenever funds are legally available therefor.

(d) In the event of a conversion pursuant to Section 4(b), the outstanding shares of all affected Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that if any such holder wishes to receive a certificate evidencing such converted shares of Common Stock, it must comply with the requirements for all other conversions set forth below. Except as provided in the preceding sentence, before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, it shall surrender the certificate or certificates therefor at the office of the Corporation or of the transfer agent for the Preferred Stock or shall notify the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed and takes such action as maybe necessary to indemnify the Company against any claim that may be made against the Company on account of such lost, stolen or destroyed certificates and the issuance of certificates in replacement thereof, and shall give written notice to the Corporation at such office that it elects to convert the same and shall state therein the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which it shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of stock on such date. Any conversion of Preferred Stock into Common Stock may be conditional upon the happening of a specific event, in which event the person(s) entitled to receive Common Stock issuable upon such conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the happening of such event.

(e) The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

(f) The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of Preferred Stock, the full number of shares of Common Stock deliverable in accordance with these Articles of Incorporation upon the conversion of any Preferred Stock from time to time outstanding.

SECTION 5. Adjustment of Conversion Price. The Conversion Price for each series of Preferred Stock shall be subject to adjustment from time to time as follows:

(a) In case the Corporation shall at any time subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, recapitalization, reclassification or other like occurrence), or shall issue a stock dividend on its outstanding Common Stock, the Conversion Price for each series of Preferred Stock in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine or consolidate the outstanding shares of Common Stock, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price for each series of Preferred Stock in effect immediately prior to such combination or consolidation shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend, combination or consolidation, as the case may be.

(b) In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 5, then, and in each such event, provision shall be made so that the holder of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holder of the Preferred Stock.

(c) If at any time, from time to time, there shall be a recapitalization, reorganization, merger or other transaction in which shares of capital stock of the Corporation are exchanged for cash, securities, property or any combination (other than a subdivision or combination provided for elsewhere in this Section 5 or a Control Transaction that is deemed to constitute a liquidation, dissolution or winding up pursuant to Section 2(f)), provision shall be made so that the holders of the Preferred Stock shall continue to hold shares of the Preferred Stock or an equivalent class of preferred stock having identical rights, preferences and privileges as the Preferred Stock held by them prior to such transaction and such holders shall thereafter be entitled to receive upon conversion of such shares of the Preferred Stock or equivalent securities the number of shares of stock or other securities or property of the Corporation which a holder of the shares of Common Stock deliverable upon conversion of such shares of the Preferred Stock or equivalent securities would have been entitled to receive in such transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of such Preferred Stock or equivalent securities after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock or equivalent securities) shall be applicable after that event and be as nearly equivalent as practicable.

(d) Upon the issuance by the Corporation of Equity Securities (as defined below) at any time after the first issuance of Series D Preferred Stock without consideration or at a consideration per share less than the Series D Conversion Price in effect immediately prior to the time of such issue or sale, then concurrently with such issuance or sale, the Series D Conversion Price and the Series E Conversion Price shall be reduced to a price equal to the Effective Price (as defined below) of such Equity Securities. The “Effective Price” of the Equity Securities shall mean the quotient determined by dividing the aggregate consideration received or deemed to have been received by the Corporation for such Equity Securities by the total number of shares of Common Stock into which the Equity Securities issued or sold or deemed to have been issued or sold will convert.

(e) Upon the issuance by the Corporation of Equity Securities at any time after the first issuance of Series D Preferred Stock without consideration or at a consideration per share less than the Series D Conversion Price in effect immediately prior to the time of such issue or sale, then concurrently with such issuance or sale, the Conversion Price for each series of Non-Series D/E Preferred Stock shall be reduced to a price (calculated to the nearest hundredth of a cent) determined by multiplying the applicable Conversion Price by a fraction:

(i) the numerator of which shall be an amount equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale, (y) the number of shares of Common Stock issuable upon exercise or exchange of any obligations to issue shares of stock or upon conversion of any shares of capital stock of the Corporation outstanding immediately prior to such issue or sale and (z) the number of shares of Common Stock which could be purchased by the aggregate “consideration actually received” (as defined below) by the Corporation upon such issue or sale at the then existing applicable Conversion Price, and

(ii) the denominator of which shall be an amount equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale and (y) the number of shares of Common Stock issuable upon exercise or exchange of any obligations to issue shares of stock or upon conversion of any shares of capital stock of the Corporation outstanding immediately prior to such issue or sale and (z) the additional shares of Common Stock issued (or deemed issued) as and/or issuable upon conversion or exchange of the Equity Securities issued in such issuance or sale.

For purposes of this Section 5, the following provisions shall be applicable:

(A) The term “Equity Securities” as used in this Section 5 shall mean any shares of Common Stock, or any obligation, any share of stock or other security or contractual arrangement of the Corporation convertible into or exchangeable for Common Stock except (i) up to 10,996,010 shares, or such greater number as unanimously approved by the Board of Directors, of Common Stock reserved for issue pursuant to options or warrants to purchase Common Stock issued or granted to officers, directors, employees or consultants of the Corporation and its subsidiaries pursuant to any stock plan or arrangement approved by the Corporation’s Board of Directors; (ii) shares of Common Stock or options to purchase Common Stock issued pursuant to approval by the Corporation’s Board of Directors to banks or other sources of debt financing or lessors of real or personal property; (iii) shares issued pursuant to transactions described in Section 5(a) above; (iv) shares issued for consideration other than cash in any merger, consolidation or business combination or joint venture approved by the Corporation’s Board of Directors; (v) shares issued pursuant to approval by the Corporation’s Board of Directors in connection with strategic alliances or technology licenses; (vi) shares of Common Stock issued upon conversion of the Preferred Stock; (vii) shares of Series B-1 Preferred Stock and Series C-1 Preferred Stock in connection with the exchange of Series B Preferred Stock and Series C Preferred Stock, respectively; (viii) 28,741,999 shares of Series D Preferred Stock; and (ix) 19,994,397 shares of Series E Preferred Stock.

(B) In the case of an issue or sale for cash of shares of Common Stock, the “consideration actually received” by the Corporation therefor shall be deemed to be the amount of cash received, before deducting therefrom any commissions or expenses paid by the Corporation.

(C) In case of the issuance (otherwise than upon conversion or exchange of obligations or shares of stock of the Corporation) of additional shares of Common Stock for a consideration other than cash or a consideration partly other than cash, the amount of the consideration other than cash received by the Corporation for such shares shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors.

(D) In case of the issuance by the Corporation in any manner of any rights to subscribe for or to purchase shares of Common Stock, or any options for the purchase of shares of Common Stock or stock convertible into Common Stock, all shares of Common Stock or stock convertible into Common Stock to which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed “outstanding” as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the shares of Common Stock or stock convertible into Common Stock covered thereby, plus the consideration, if any, received by the Corporation for such rights or options, shall be deemed to be the “consideration actually received” by the Corporation (as of the date of the offering of such rights or the granting of such options, as the case may be) for the issuance of such shares.

(E) In case of the issuance or issuances by the Corporation in any manner of any obligations or of any shares of stock of the Corporation that shall be convertible into or exchangeable for Common Stock, all shares of common stock issuable upon the conversion or exchange of such obligations or shares shall be deemed issued as of the date such obligations or shares are issued, and the amount of the “consideration actually received” by the Corporation for such additional shares of Common Stock shall be deemed to be the total of (X) the amount of consideration received by the Corporation upon the issuance of such obligations or shares, as the case may be, plus (Y) the minimum aggregate consideration, if any, other than such obligations or shares, receivable by the Corporation upon such conversion or exchange, except in adjustment of dividends.

(F) The amount of the “consideration actually received” by the Corporation upon the issuance of any rights or options referred to in Subsection (D) above or upon the issuance of any obligations or shares which are convertible or exchangeable as described in Subsection (E) above, and the amount of the consideration, if any, other than such obligations or shares so convertible or exchangeable, receivable by the Corporation upon the exercise, conversion or exchange thereof shall be determined in the same manner provided in subsections (B) and (C) above with respect to the consideration received by the Corporation in case of the issuance of additional shares of Common Stock; provided, however, that if such obligations or shares of stock so convertible or exchangeable are issued in payment or satisfaction of any dividend upon any stock of the Corporation other than Common Stock, the amount of the “consideration actually received” by the Corporation upon the original issuance of such obligations or shares or stock so convertible or exchangeable shall be deemed to be the value of such obligations or shares of stock, as of the date of the adoption of the resolution declaring such dividend, as determined by the Board of Directors at or as of that date. On the expiration of any rights or options referred to in Subsection (D), or the termination of any right of conversion or exchange referred to in Subsection (E), or any change in the number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or exchange of such convertible or exchangeable securities, the Conversion Price of each series of

Preferred Stock then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustments made upon the issuance of such option, right or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered or to be delivered upon the exercise of such rights or options or upon the conversion or exchange of such securities; provided that no such readjustment shall be made that has the effect of increasing the applicable Conversion Price above the Conversion Price for such series of Preferred Stock prior to the time of the original adjustment.

(G) In the event this Corporation, pursuant to approval by the Board of Directors, shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons or options or rights not referred to in this Section 5, then, in each such case, the holders of the Preferred Stock shall be entitled to the distributions provided for in Section 1 or Section 2 above, and no adjustment to the Conversion Price of any series of Preferred Stock provided for in this Section 5 shall be applicable.

(H) Subject to the right of the Corporation to amend these Articles upon obtaining necessary approvals required by these Articles and applicable law, this Corporation will not, by amendment of its Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

(1) Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to Section 4 above or this Section 5, this Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and shall prepare and furnish to each such holder of Preferred Stock affected thereby a certificate of the Company’s Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment or readjustment, (B) the applicable Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of his shares.

SECTION 6. Status of Converted Stock.

In the event any shares of Preferred Stock shall be converted pursuant to Section 4 above, the shares so converted shall be canceled and shall not be issuable by the Corporation, and the Articles of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

SECTION 7. Protective Covenants for Preferred Stock.

So long as at least 2,666,667 shares of Series D Preferred Stock and Series E Preferred Stock, in the aggregate, shall remain outstanding (on an as-converted-to-Common Stock-basis and as adjusted for any consolidations, combinations, stock distributions, stock dividends or similar events), in addition to any approval required by law, this Corporation shall not without first obtaining the approval (by vote or written consent) of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series D Preferred Stock and Series E Preferred Stock, voting together as a single class (on an as converted-to-Common-Stock-basis and as adjusted for any consolidations, combinations, stock distribution, stock dividends or similar events):

(1) amend, repeal or add any provision to the Corporation’s Articles of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any series of Preferred Stock in an adverse manner, including any amendment, repeal or change to any such provision that sets forth the manner in which meetings of the Corporation’s Board of Directors or shareholders may be called;

(2) increase the authorized number of shares of Preferred Stock or Common Stock;

(3) create any new class or series of stock, or reclassify any existing class or series of stock into stock having preferences senior to or on parity with the Preferred Stock with respect to voting rights, liquidation preference, dividends or other distributions;

(4) authorize or effect a Control Transaction;

(5) authorize any purchase or redemption of any capital stock or permit any subsidiary of the Corporation to purchase or redeem any capital, or pay or make available for a sinking fund any monies for the purchase or redemption of any capital stock, provided that such holders shall be deemed to have consented in writing to any purchase at the original purchase price of shares of capital stock held by one or more directors, consultants, employees or former employees of the Corporation pursuant to a pre-existing written agreement and which repurchase is approved by the Board of Directors;

(6) declare or pay dividends or other distribution on any equity security;

(7) authorize, permit or ratify any contract, agreement or transaction with any officer, director or owner of the equity securities of the Corporation, any spouse of any such person, any parent, child or sibling of any of the foregoing persons, and any Affiliate or Associate (as such terms are defined below) of any of the foregoing persons, other than in the ordinary course of business on arms-length terms or other than as approved by the disinterested members of the Compensation Committee of the Board of Directors;

(8) authorize the acquisition (including by merger or consolidation with the Corporation or any of its subsidiaries) by the Corporation or any of its subsidiaries of shares of capital stock of or any other ownership interest in, the acquisition (including by purchase, lease or exchange) of assets of, or entry into any other transaction or agreement with, any person, in one transaction or series of related transactions, involving the payment by the corporation of consideration with a value in excess of $10,000,000;

(9) incur indebtedness for borrowed money in excess of (1) borrowings to be made available to the Corporation by Silicon Valley Bank as set forth in (A) the Loan and Security Agreement dated September 26, 2002 by and between the Corporation and Silicon Valley Bank, (B) the Export-Import Bank Loan and Security Agreement dated September 26, 2002 by and between the Corporation and Silicon Valley Bank and (C) the Borrower Agreement dated September 26, 2002 by and between the Corporation and Silicon Valley Bank (collectively the “Silicon Valley Bank Agreements”) (or any facility made available to the Company in replacement of (and not in addition to) the Silicon Valley Bank Agreements, on terms and conditions not materially less favorable to the Corporation, in the aggregate, than those set forth in the Silicon Valley Bank Agreements), plus (ii) an aggregate of $5,000,000 outstanding at any time; or

(10) dissolve, liquidate or wind up the Corporation.

For purposes of this Article IV, “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the U.S. Securities Exchange Act of 1934, as amended.

ARTICLE V

The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

The Corporation is authorized to provide for, whether by bylaw, agreement or otherwise, the indemnification of agents of the Corporation (as defined in Section 317 of the California General Corporation Law) for breach of duty to the Corporation and its shareholders and in all other circumstances, in excess of that expressly permitted by such Section 317 (subject to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law).

Any amendment, repeal or modification of the foregoing provisions of this Article V by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.”

3. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors.

4. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Sections 603 and 902 of the California Corporations Code. The total number of outstanding shares of Common Stock of the

Corporation entitled to vote with respect to the foregoing Amended and Restated Articles of Incorporation was 85,759. The total number of outstanding shares of Preferred Stock of the Corporation entitled to vote with respect to the foregoing Amended and Restated Articles of Incorporation was 28,773,160, of which 33,331 were shares of Series A Preferred Stock, 16,508 were shares of Series B Preferred Stock, 2,924 were shares of Series B-1 Preferred Stock, 19,850 were shares of Series C Preferred Stock, 24,555 were shares of Series C-I Preferred Stock, and 28,675,992 were shares of Series D Preferred Stock. The number of shares voting in favor of the foregoing Amended and Restated Articles of Incorporation equaled or exceeded the vote required, such required vote being (i) a majority of the outstanding shares of Common Stock; (ii) a majority of the outstanding shares of Series A Preferred Stock voting separately as a class; (iii) a majority of the outstanding shares of Series B Preferred Stock voting separately as a class; (iv) a majority of the outstanding shares of Series B-1 Preferred Stock voting separately as a class; (v) a majority of the outstanding shares of Series C Preferred Stock voting separately as a class; (vi) a majority of the outstanding shares of Series C-1 Preferred Stock voting separately as a class; (vii) sixty-six and two-thirds percent of the outstanding shares of Series D Preferred Stock voting separately as a class; and (viii) a majority of the outstanding shares of Preferred Stock voting together as a single class.

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The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of their own knowledge.

Executed at Santa Clara, California, on May 20, 2003.

/s/ Gary Johnson
Gary Johnson Chief Executive Officer

/s/ Arnold Brown
Arnold Brown Assistant Secretary

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